EXHIBIT 4.3.3

                                 AMENDMENT NO.2

                                       TO

                              AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT

      THIS AMENDMENT NO. 2 to the Amended and Restated Registration Rights Agreement, dated as of July 31, 1998 (the "Amendment"), is entered into by and among United Surgical Partners International, Inc., a Delaware corporation (the "Company"), and the parties named at the foot hereof (each of such parties being hereinafter referred to individually as a "Purchaser" and collectively as the "Purchasers"). amending the Amended and, Restated Registration Rights Agreement dated as of April 3O, 1998, as amended among the Company and the several signatories thereto (the "Registration Rights Agreement").

      On the date hereof, the Company and Health Horizons, Inc. ("HHI"), a Delaware corporation in which Purchasers own stock, are consummating the transactions contemplated by the Agreement and Plan of Reorganization, dated as of July 29, 1998 (the Merger Agreement"), pursuant to which HHI will merge into the Company, resulting in the issuance to the Purchasers of certain shares of the Company's Class A Common Stock, par value $.01 per share ("Class A Common Stock") (such shares of Class A Common Stock issued to the Purchasers, either as a result of said merger or upon any conversion of shares of the Company's Series B Convertible Preferred Stock, par value $.01 per share, issued to the Purchasers in said merger, being hereinafter collectively called the "Shares").

      It is a condition to the closing of the transactions contemplated by the Merger Agreement that the Company and the Purchasers execute this Amendment.

      Pursuant to Section 13(d) of the Registration Rights Agreement, the Registration Rights Agreement is hereby amended as follows:

      1. Each Purchaser is hereby made a party to the Registration Rights Agreement with the same rights and obligations as a holder of "Investor Shares" (with respect to the Shares) as set forth in the Registration Rights Agreement.

      2. The Registration Rights Agreement, as amended by this Amendmen4 is hereby in all respects confirmed.

      3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

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      4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an origina1. but all of which together shall constitute one and the same instrument.

                               UNITED SURGICAL PARTNERS
                               INTERNATIONAL, INC.


                               By /s/ DONALD STEEN
                                      Donald Steen
                                      Chief Executive Officer


                                   PURCHASERS


   /s/ EDWARD W. KARRELS                         /s/ CHARLES MORTON
       Edward W. Karrels                             Charles Morton



  /s/ MICHAEL W. BARTON                          /s/ CHARLES McKAY
      Michael W. Barton                              Charles McKay



 /s/ JEFFREY L. STOCKARD            /s/ JEFF GAW Attorney in Fact for David Gaw
     Jeffrey L. Stockard                               David Gaw



   /s/ ALICE J. CHARRON                        /s/ SANDRA HOLSHOUSER
       Alice J. Charron                            Sandra Holshouser

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